PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Jeff Corbin/Todd Fromer
CEO and President	KCSA Worldwide
+1-775-356-9029	212-896-1214/212-896-1215
dbronicki@ormat.com	jcorbin@kcsa.com / tfromer@kcsa.com

Ormat Technologies, Inc. Reports First Quarter 2006 Results

Record Revenues of $60.3 Million for the first quarter of 2006, an 11.9% increase over prior year's quarter

Operating Income increases 10.3% from prior-year quarter to $14.8 Million in Q1 2006

Company announces quarterly cash dividend of $0.04 per share

RENO, Nevada, May 9, 2006 -- ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2006. For the first quarter, total revenues were $60.3 million as compared to $53.9 million for the first quarter of 2005, an increase of 11.9%.

Electricity segment revenues for the quarter were $43.7 million, an increase of 8.1% as compared to $40.5 million for the same quarter in 2005. The increase in revenues was primarily attributed to revenue generated from the Burdette plant, whose construction was completed in November 2005 and commercial operation was declared on February 28, 2006, and higher energy rates for power supplied under the power purchase agreement of the Puna project.

Net income for the quarter ended March 31, 2006 was $7.9 million or $0.25 per share of common stock as compared with net income of $3.9 million or $0.12 per share of common stock for the same quarter in 2005.

For the quarter ended March 31, 2006, the Company's gross margin was 38.0% compared to 36.4% for the same quarter in 2005. Operating income for the quarter ended March 31, 2006 was $14.8 million as compared with $13.4 million for the same quarter in 2005.

Adjusted EBITDA for the quarter ended March 31, 2006 was $28.5 million as compared with $26.3 million for the same quarter in 2005. Adjusted EBITDA includes consolidated EBITDA and the Company's share in the operating income and depreciation and amortization totaling $4.1 million and $4.0 million for the quarters ended March 31, 2006 and 2005, respectively, related to the Company's unconsolidated investment interest of 50% in the Mammoth project in California, and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

As of March 31, 2006, the Company had cash, cash equivalents and marketable securities of $28.2 million compared to $70.5 million as of December 31, 2005. The decrease in the Company's cash position was principally due to the combination of funding capital expenditures in the amount of $39.7 million, investment in Orzunil of $15.4 million and repayment of long-term debt.

In April 2006, the Company closed the sale of 4,025,000 shares of its common stock, at $35.50 per share in a follow-on public offering (including the exercise of the underwriters' over-allotment option). This resulted in net proceeds of approximately $135.0 million, which the Company will use to pursue its corporate growth strategies.

On May 9, 2006, Ormat's Board of Directors approved the payment of a quarterly cash dividend of $0.04 per share, which is a per share increase of $0.01 pursuant to the Company's dividend policy, which targets an annual payout ratio of at least 20% of the Company's net income, subject to Board approval. The dividend will be paid on May 30, 2006 to shareholders of record as of the close of business on May 23, 2006. The Company expects to pay a dividend of $0.04 per share, in the next three quarters as well.

Commenting on first quarter results, Dita Bronicki, President and Chief Executive Officer of Ormat, said, "Our results this quarter are consistent with our growth plans."

Ms. Bronicki continued, "We continue to focus on construction of new projects as well as enhancements to existing projects, which we expect will contribute to a significant increase in total generating capacity in 2006. Specifically, in the second quarter, we expect to add 3 MW to the Heber complex from Heber 1. In addition, we started selling electricity from the Gould 2 plant and are in the commissioning phase of Gould 1, which when complete will increase the generating capacity of the Heber complex by an additional 6 MW. We expect to complete our Desert Peak 2 project in the second quarter, and expect that it will generate approximately 15 MW. Finally, in the second quarter we expect to connect four additional wells to the power plant at the Ormesa project, and expect our enhancement efforts to increase output by an additional 10 MW by the end of the year. In total, we expect to add 113 MW in 2006 and we continue to implement planning that we anticipate will enable growth in 2007 and beyond.

"Product backlog was driven by key sales, including an $11.5 million contract with PacifiCorp Energy for a 10 MW Ormat Energy Converter, a $7.7 million contract with Tauropaki Power Company of New Zealand for an air-cooled OEC unit, and the receipt of a notice to proceed in connection with a contract with US Geothermal for their Raft River project in Idaho. In the field of Recovered Energy Generation, we entered into the Sumas Power Purchase Agreement for the supply of 5 MW of power."

Commenting on the outlook for 2006, Ms. Bronicki said, "We expect our 2006 electricity segment revenue to increase by $9 million to $204 million, as a result of the consolidation of the Zunil project. We also expect an additional $18 million of revenue from our share of electricity revenue generated by Mammoth and Leyte, which are accounted for under the equity method. With regard to our products segment, we currently expect that our 2006 revenue will be between $60 million and $70 million."

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.S.T. on Wednesday, May 10, 2006. The call will be available as a live, listen-only webcast at www.ormat.com. A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 7332731.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants.

It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. ORMAT currently operates the following geothermal power plants: in the United States – Brady, Desert Peak, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines – Leyte; in Guatemala – Zunil; in Kenya – Olkaria; and in Nicaragua – Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplement filed with the Securities and Exchange Commission on April 5, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About non-GAAP financial measures

This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc. believes that adjusted EBITDA provides meaningful supplemental information that both management and investors benefit from in assessing Ormat Technologies' ability to service and/or incur debt.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three month periods ended March 31, 2006 and 2005
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands, except per share amounts)
Revenues:
Electricity:
Energy and capacity	$25,165	$24,509
Lease portion of energy and capacity	17,897	15,943
Lease income	671	—
Total electricity	43,733	40,452
Products:
Related party	3,503	—
Other	13,085	13,444
Total products	16,588	13,444
Total revenues	60,321	53,896
Cost of revenues:
Electricity:
Energy and capacity	17,174	16,273
Lease portion of energy and capacity	8,382	7,339
Lease expense	1,311	—
Total electricity	26,867	23,612
Products	10,532	10,683
Total cost of revenues	37,399	34,295
Gross margin	22,922	19,601
Operating expenses:
Research and development expenses	773	380
Selling and marketing expenses	2,695	2,208
General and administrative expenses	4,684	3,627
Operating income	14,770	13,386
Other income (expense):
Interest income	1,115	810
Interest expense:
Parent	(2,226)	(2,775)
Other	(5,227)	(7,523)
Foreign currency translation and
transaction losses	(8)	(83)
Other non-operating income	103	40
Income before income taxes, and equity
in income of investees	8,527	3,855
Income tax provision	(1,914)	(1,480)
Equity in income of investees	1,279	1,533
Net income	$7,892	$3,908
Earnings per share – basic and diluted	$ 0.25	$ 0.12
Weighted average number of shares used
for computation of earnings per share:
Basic	31,563	31,563
Diluted	31,697	31,572

Ormat Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2006	2005
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$19,094	$26,976
Marketable securities	9,070	43,560
Restricted cash, cash equivalents and marketable securities	39,569	36,732
Receivables:
Trade	35,079	33,515
Related entities	3,077	524
Other	2,311	2,629
Inventories, net	6,191	5,224
Costs and estimated earnings in excess of
billings on uncompleted contracts	1,290	8,883
Deferred income taxes	3,675	1,663
Prepaid expenses and other	3,509	3,256
Total current assets	122,865	162,962
Unconsolidated investments	40,241	47,235
Deposits and other	13,349	13,489
Deferred income taxes	4,685	5,376
Property, plant and equipment, net	541,061	491,835
Construction-in-process	155,778	128,256
Deferred financing and lease costs, net	17,764	17,412
Intangible assets, net	47,210	47,915
Total assets	$942,953	$914,480
Liabilities and Stockholders' Equity
Current liabilities
Short-term bank credit	$ —	$ 3,996
Accounts payable and accrued expenses	58,350	50,048
Billings in excess of costs and estimated
earnings on uncompleted contracts	5,198	12,657
Current portion of long-term debt:
Limited and non-recourse	8,054	2,888
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	23,754	23,754
Due to Parent, including current portion of notes payable to Parent	33,080	32,003
Total current liabilities	129,436	126,346
Long-term debt, net of current portion:
Limited and non-recourse	28,972	11,252
Full recourse	2,000	2,000
Senior secured notes (non-recourse)	324,645	324,645
Notes payable to Parent, net of current portion	133,162	140,162
Other liabilities	—	1,309
Deferred lease income	80,897	81,569
Deferred income taxes	25,403	22,004
Liabilities for severance pay	11,858	11,409
Asset retirement obligation	12,339	11,461
Total liabilities	748,712	732,157
Minority interest in net assets of subsidiaries	4,798	64
Stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares
authorized; 31,562,496 shares issued and outstanding	31	31
Additional paid-in capital	124,066	124,008
Unearned stock-based compensation	—	(153)
Retained earnings	62,769	55,824
Accumulated other comprehensive income	2,577	2,549
Total stockholders' equity	189,443	182,259
Total liabilities and stockholders' equity	$942,953	$914,480

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA (Unaudited)
(Dollars in thousands)

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA includes operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte projects. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company's ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three month periods ended March 31, 2006 and 2005:

	Three months ended	Three months ended
	March 31, 2006	March 31, 2005
Net income	$7,892	$3,908
Adjusted for:
Equity in income of investees	(1,279)	(1,533)
Interest expense, net (including amortization
of deferred financing costs)	6,338	9,571
Other non-operating income	(103)	(40)
Income tax provision	1,914	1,480
Depreciation and amortization	9,559	8,955
EBITDA	24,321	22,341
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	1,553	1,325
Depreciation, amortization, interest and taxes
attributable to our equity in Mammoth-Pacific
L.P. and Ormat Leyte	2,588	2,668
Adjusted EBITDA	$28,462	$26,334